Exhibit 33.1

LONG BEACH SECURITIES CORP.

SERVICER'S REPORT ON ASSESSMENT OF COMPLIANCE

Long Beach Securities Corp. (the "Asserting Party") is responsible for assessing compliance as of December 31, 2006 and for the period from January 1, 2006 through December 31, 2006 (the "Reporting Period") of the Platform Transactions (as defined below) with the servicing criterion set forth in Item 1122(d)(3)(i)(C) of Regulation AB (12 CFR part 229.1122(d)(3)(i)(C)) (the "Applicable Servicing Criterion") and no others.  The transactions covered by this Servicer's Assessment are those securitizations of pools of mortgage loans that were completed on or after January 1, 2006 and prior to January 1, 2007 for which the Asserting Party performed servicing functions set forth in Item 1122(d) and that included one or more classes of publicly offered securities registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933 (the "Platform Transactions").

The Asserting Party has assessed its compliance with the Applicable Servicing Criterion for the Reporting Period, using the Applicable Servicing Criterion, and has concluded that it has complied in all material respects with the Applicable Servicing Criterion with respect to the Mortgage Loans.

Deloitte & Touche LLP, a registered public accounting firm, has issued an attestation report on the Asserting Party's assessment of compliance with the Applicable Servicing Criterion for the Reporting Period.

Dated:  February 22, 2007

LONG BEACH SECURITIES CORP.

By:   /s/ Douglas A. Potolsky  _______
Name:  Douglas A. Potolsky
Title:    Senior Vice President